Exhibit 10.18

MASTER SERVICE AGREEMENT
UNITED KINGDOM

This Master Service Agreement (the “MSA”) is entered into on Nov 4, 2009 (the “Effective Date”) by and between Equinix (UK) Limited (“Equinix”), a company registered in England and Wales under registration number 3672650 and whose registered office is Quadrant House, Floor 6, 17 Thomas More Street, Thomas More Square, London ElW 1YW, United Kingdom and Cornerstone OnDemand, Inc. (“Customer”), a Delaware corporation, located at 1601 Cloverfield Boulevard, Suite 620, Santa Monica, California 90404, United States.

Recitals:

A.
Equinix is an operator of data centre facilities and provider of ancillary services. Customer wishes to make use of the data centre facilities and receive the ancillary services, and Equinix agrees to provide such to Customer, on the terms and conditions set out herein.

Agreement:

In consideration of the mutual covenants and terms and conditions set out below, Equinix and Customer agree as follows:

1.
The term “Agreement” as used in this MSA and in the General Terms and Conditions attached hereto as Attachment A (“General T&Cs”) shall mean this MSA and all documents incorporated into this MSA by reference, including the General T&Cs, and all documents referred to in this MSA and in the General T&Cs as being incorporated by reference into this Agreement, including the Policies, and the Equinix Service Level Agreement. The specific Services to be provided are described in a Service Order (“Service Order”) or a Statement of Work (“Sow”) or a series of Service Orders or SOWs, which are also incorporated herein by reference. Capitalised terms used in this MSA but not defined in this MSA shall have the meaning ascribed to them in the General T&Cs.

2.	Payment Terms and Taxes

2.1
The Customer shall pay the Service Fees to Equinix on or before the date specified in Clause 2.4. Service Fees may also be referred to as “Charges” under this Agreement and may include any of the following, “Installation Charges”, “Non-Recurring Charges”, “Monthly Recurring Charges” or “MRR”, “Advance Charges”, “Usage Charges” and/or “Power Charges”, as these may be specified in a Service Order or SOW.

2.2
All amounts payable by the Customer to Equinix under this Agreement shall be exclusive of VAT (if any). Such VAT shall be charged in addition to such amounts. For the purposes of this Agreement, “VAT” means value added tax as provided for in the Value Added Tax Act 1994, and any other present or future tax, levy, impost, charge, fee, deduction or withholding or any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

2.3
If any undisputed amount is not paid by the close of business on the date specified in Clause 2.4, Equinix reserves the right to charge the Customer interest thereon (before and after the judgment of any Court of competent jurisdiction) at the Interest Rate from the date specified in Clause 2.4 until such amount is paid. For the purposes of this Agreement, “paid” shall mean that funds are available for immediate use by Equinix, and “Interest Rate” shall mean the rate of 4% over the base rate of HSBC Bank plc from time to time.

2.4	The invoicing and payment terms for the Service Fees shall be as follows:
(a)
Any Installation Charges or Non Recurring Charges shall be invoiced 50%: (i) on the execution of a Service Order and shall be paid within 10 days of the date the invoice is received and, in any event, prior to installation: and (ii) upon completion of installation as advised to the Customer by Equinix and shall be paid within 10 days from the date of the invoice.

(b)	All Monthly Recurring Charges shall be invoiced monthly in advance and shall be paid within 30 days of the date of the invoice.
(c)
Any Advance Fees shall be invoiced on the date of execution of a Service Order by Equinix. Invoices for such Advance Fees shall be paid prior to installation and, in any event, no later than 10 days from the date of the invoice.

(d)
Any Usage Charges shall be invoiced monthly in arrears in the month following the provision of the Services to which the Usage Charges relate and shall be paid within 30 days of the date of the invoice.

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2.5	Equinix reserves the right to automatically increase the Monthly Recurring Charges in line with the retail prices index on the first of January each year.

2.6
In addition to its rights under the terms of Clause 2.5 above, Equinix reserves the right to automatically increase the Power Charges of the first of January and first of July each year in line with any reasonable and evidenced increases in its direct electrical supply costs.

3.	Data Protection

3.1
The Customer acknowledges that Equinix, Equinix Parties and their respective agents will, by virtue of the provision of Services, come into possession of Customer Data. The Customer warrants that it has obtained and will obtain all legally required consents and permissions from relevant parties (including data subjects) for the use, processing and transfer of Customer Data as described in this Clause 3.

3.2
Equinix shall implement appropriate technical and organisational measures to protect Customer Data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access and against other unlawful forms of processing.

3.3
The Customer acknowledges and agrees that Equinix, Equinix Parties and their respective agents may use, process and/or transfer Customer Data (including intra-group transfers and transfers to entities in countries that do not provide statutory protections for personal information): (i) in connection with the provision of Services; (ii) to incorporate Customer Data into databases controlled by Equinix or Equinix Parties for the purpose of account administration, billing and reconciliation, operational maintenance and support activities, fraud detection and prevention, and customer and market analysis and reporting, and (iii) to communicate to the Customer by voice, letter, fax or email regarding products and services of Equinix or Equinix Parties. The Customer may withdraw consent for such use, processing or transfer of Customer Data as set out in (iii) above by sending written notice to Equinix in accordance with the prescribed form, available from Equinix on request. The Customer acknowledges that it has right to access Customer Data upon written notice and have any agreed errors in such Customer Data rectified.

3.4
For the purposes of this Clause 3, “Customer Data” shall mean data containing personal and/or private information of the Customer, its agents or employees or any authorised user of the Services (including Sub-Licensees) and its agents or employees, or other similar such data provided to or obtained by Equinix in connection with the provision of Services, and whose use, processing or transfer of such data is regulated by law or regulation as “personal data” where Equinix, Equinix Parties or their respective agents come into possession of such Customer Data.

4.	Non-Solicitation

Neither Party shall, during the Term or for 12 months thereafter, solicit or entice away or endeavor to solicit or to entice away or assist any other person whether by means of the supply of names or expressing views on suitability or otherwise howsoever solicit or entice away from the other Party any employee of the other Party or person contracted to tender services to the other Party.

5.	Modifications to the General T&Cs. The terms and conditions set out in the General T&Cs are incorporated by reference into this MSA, with the following modifications:

5.1	The first sentence of section 4(e) of the General T&Cs is stricken.

5.2
Notwithstanding anything to the contrary in Section 6(a) of the General T&Cs, the cure period for payment breaches shall be 30 days, not 10 days, meaning “(ten (10) days in the case of a failure to pay Service Fees)” shall to deleted from this MSA.

5.3	In Section 6(b) of the General T&Cs it is agreed that the reinstatement fee shall not exceed a sum of $500 or the equivalent local currency.

5.4
In section 6(c) of the General T&Cs, termination may only occur upon 30 days prior written notice and so the words “thirty (30) days’ prior” shall be added before “written notice” and “immediately” shall be deleted from this MSA.

5.5	The last sentence in Section 8(b) of the General T&Cs is stricken from this MSA.

5.6
In section 9(e) of the General T&Cs, it is additionally agreed that if Equinix purports to assign the Agreement to a company that is a direct competitor of the Customer, being another software company with the same or substantially similar product focus as the Customer, then the Customer may elect, upon written notice to Equinix, to terminate the Agreement with no further liability to Equinix, and provided that the Customer must exercise that right to terminate

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the Agreement within 30 days of receipt of a notice of the purported assignment of the Agreement from Equinix to the competitor.

5.7	Notwithstanding anything to the contrary in Section 9(g) of the General T&Cs, the following descending order of precedence will apply to this MSA:

a.	the Order;
b.	any Attachments to the Master Services Agreement;
c.	the Master Services Agreement;
d.	the Service Level Agreement;
e.	the Policies; and
f.	General Terms and Conditions.

5.8
In addition to the provisions of Section 3 of the General T&Cs, the Customer agrees to comply at all times with the Policies in relation to access to the IBX Centre and access and use of the Licensed Space, including but not limited to the Secure Data Centre Access Procedure. With regard to the Secure Data Centre Access Procedure, for as long as the Customer Equipment is the subject of an equipment leasing contract between the Customer and a leasing company, the Customer shall ensure that an authorized representative of the leasing company shall be identified on the Secure Data Centre Access Procedure.

5.9
Notwithstanding the provisions of Section 4 or 5 of the General T&Cs or any other provision of this Agreement, nothing in this Agreement excludes or limits or purports to exclude or limit the liability of Equinix for: (a) death or personal injury resulting from negligence; or (b) for any damage or liability incurred by Customer as a result of fraud or fraudulent misrepresentation by Equinix; or (c) for any liability incurred by Customer as a result of any breach by Equinix of the condition as to title or the warranty as to quiet possession implied by section 2 of the Supply of Goods and Services Act 1982.

5.10
Further to Section 10(h) of the General T&Cs, no person who is not a Party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

6.
Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with English law. The Parties irrevocably submit to the exclusive jurisdiction of the Courts of England and Wales for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgment against their respective assets.

7.
For the avoidance of doubt, this MSA shall in no way affect any orders for services provided by any other Equinix Company to any other Customer Company. Furthermore, Equinix and Customer acknowledge that the terms and conditions contained in this MSA are not binding upon any other Equinix Company, other than Equinix, or Customer Company, other than Customer, and that no other Equinix Company or Customer Company is required to agree to any of the terms and conditions set out in this MSA.

8.	No variation to this Agreement shall be effective unless made in writing and signed by both the Parties.

9.
This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

10.
Notwithstanding anything to the contrary in the Equinix Service Level Agreement or any other part of the Agreement, if there is: (i) a “chronic service outage” in that there is a failure to meet the Service Level Agreement leading to the payment of a Service Credit thereunder on 3 separate occasions in a consecutive 3 month period; or (ii) a “catastrophic failure” in that there is a failure to meet the Service Level Agreement leading to the payment of a Service Credit that on any one occasion lasts for more than 8 continuous hours, and such “chronic service outage” or “catastrophic failure” is due to an act or omission of Equinix, including without limitation, inadequate provision of power, cooling, and/or flood/fire preventive measures, then Customer may elect, upon immediate notice to Equinix, to terminate the Agreement with no further liability to Equinix, provided that the Customer itself is not in breach of the Agreement and that the Customer must exercise that right to terminate the Agreement within 30 days of the end of the event that gives rise to the termination right.

11.
During regular business hours and no more frequently than once in any consecutive 12 month period, at Customer’s sole expense and on a mutually agreed upon date (which shall be no less than 10 business days after written notice from Customer), time, location and duration, representatives of the Customer or its third party representatives responsible for SAS 70 compliance matters may perform a confidential audit of the relevant IBX Centers for the sole purpose to enable the Customer to verify that the Customer is in a position to comply with its own SAS 70 audit requirements, and subject to reasonable postponement by Equinix upon Equinix’s request, which postponement shall

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not exceed 10 business days. Customer agrees that (i) such an audit shall not adversely affect other customers of Equinix or Equinix’s operation of the IBX Center; (ii) the Customer and its third party representatives shall comply with Equinix’s Policies during such audit; and (iii) Customer shall ensure that any third party representatives treat all of Equinix’s Confidential Information disclosed to such third party representatives as a result of such audit in the same manner Customer is required to treat such Confidential Information. Any audit provided for in this Clause 11 shall only consist of a visit to the IBX Center and/or the Customer and its third party representatives review of Equinix’s regularly-prepared records regarding the operation of the relevant IBX Centers.

Executed as an Agreement, which shall not take effect until signed by both Parties below.

Customer	Equinix
The person signing below hereby warrants and represents to have full authority to execute this Agreement on behalf of the Customer.	The person signing below hereby warrants and represents to have full authority to execute this Agreement on behalf of Equinix.

Signature:	By: /s/ Perry A. Wallack	Signature:	By: [illegible]

Name:	Perry A. Wallack	Name:

Title:	CFO	Title:	Senior Director

Address For Notices:	Address for Notices:

Attention: Legal Department Cornerstone OnDemand, Inc. 1601 Cloverfield Boulevard, Suite 620 Santa Monica, California 90404 United States	Managing Director Equinix (UK) Limited 2 Buckingham Avenue Slough Trading Estate Slough SL1 4NB United Kingdom

Fax: +1 (310) 752-0143 Email:
Fax: +44 (0)1753 828 835

Email: As advised by Equinix from time to time.

with a copy to :

Vice President, Legal
Equinix Group Limited
51-53 Great Marlborough Street
London W1F 7JT
United Kingdom

Fax: +44 (0)20 7534 2133

Email: As advised by Equinix from time to time.

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